UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2017

Endurance International Group Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001- 36131	46-3044956
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10 Corporate Drive, Suite 300 Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 852-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2017 Management Incentive Plan

On May 11, 2017, on the recommendation of the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Endurance International Group Holdings, Inc. (the “Company”), the Board of Directors of the Company adopted the 2017 Management Incentive Plan (the “2017 MIP”), a cash-based incentive compensation plan pursuant to which eligible Company employees, including named executive officers other than chief executive officer Hari Ravichandran, are eligible for an annual bonus.

Annual bonuses may be earned by eligible employees under the 2017 MIP based on the achievement by the Company of pre-established targets for GAAP Revenue (weighted 50%) and Adjusted EBITDA (weighted 50%) for the year ending December 31, 2017. GAAP Revenue is as reported in the Company’s publicly-filed financial statements and Adjusted EBITDA is defined as follows, consistent with the definition used in the Company’s public filings: net (loss) income, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, (gain) loss of unconsolidated entities, and impairment of other long-lived assets.

The Company’s percentage achievement of the target for each of the GAAP Revenue and Adjusted EBITDA metrics (each, a “Metric Target Achievement Factor”) will be evaluated separately, and the payout under each metric (the “Metric Target Payout”) will be weighted accordingly and added together to determine the level of bonus pool funding. The Company must reach a Metric Target Achievement Factor of at least 88% for a metric before that metric will contribute to the bonus pool funding, at which point the Metric Target Payout for that metric will be as follows:

Metric Target Achievement Factor	Metric Target Payout
88%	50%
92%	75%
96%	90%
100%	100%
103%	150%
106%	175%

Metric Target Payouts will be determined using linear interpolation between the stated percentages. If a Metric Target Achievement Factor is equal to or greater than 106%, the maximum payout for such metric is 175%.

If the bonus pool is funded, individual bonuses will be calculated based upon the weighted Metric Target Payouts for each metric and each individual’s eligible earnings, target bonus percentage, and individual performance.

All payments and bonus pool funding are at the discretion of the Board of Directors. The Board of Directors or a committee of the Board of Directors may make adjustments to achievement of performance metrics and payout levels under the 2017 MIP to address the impact of any mergers, acquisitions or other unexpected activities, developments, trends or events. In addition, achievement of the performance metrics may include or exclude any of the following events that occur during the performance year: any reorganization or restructuring transactions; extraordinary nonrecurring items; and significant acquisitions or divestitures.

The foregoing summary of the terms of the 2017 MIP is qualified in its entirety by reference to the 2017 MIP, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

CFO Compensation Changes; Appointment of Interim Chief Operating Officer

On May 11, 2017, the Compensation Committee approved an increase to the annual base salary and target bonus percentage for Marc Montagner, the Company’s chief financial officer. Effective April 1, 2017, Mr. Montagner’s base salary was increased from $475,000 to $500,000. Effective July 1, 2017, Mr. Montagner’s target bonus percentage was increased from 75% to 100% of his eligible base salary. The Compensation Committee also approved the grant of a cash bonus award to Mr. Montagner in the amount of $200,000 in recognition of his performance and expanded responsibilities.

On May 15, 2017, the Board of Directors of the Company appointed Mr. Montagner as interim chief operating officer in addition to his current position as chief financial officer.

Mr. Montagner, age 56, has served as our chief financial officer since September 2015. Mr. Montagner was previously chief financial officer at LightSquared, Inc. from January 2012 until August 2015. Previously, he had been executive vice president of strategy, development and distribution at LightSquared from 2009 to 2010. On May 14, 2012, LightSquared filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From June 2010 to December 2011, Mr. Montagner served as managing partner of DuPont Circle Partners LLC. Prior to joining LightSquared in February of 2009, Mr. Montagner was managing director and co-head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until 2006, he was senior vice president, corporate development and M&A with the Sprint Nextel Corporation. Prior to 2002, Mr. Montagner was a managing director in the Media and Telecom Group at Morgan Stanley.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	2017 Management Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Date: May 16, 2017

/s/ Marc Montagner
(Signature)
	Name:	Marc Montagner
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	2017 Management Incentive Plan